Supplement dated February 25, 2020
to the Prospectus dated June 29, 2018
for Protective Market Defender Annuity
Issued by
Protective Life Insurance Company

This Supplement amends the Prospectus for your Market Defender Annuity (the “Contract”) and notifies you that we will not accept, under any circumstances, additional Purchase Payments into the Contract after March 1, 2021. All capitalized terms used but not defined herein have the same meaning as those included in the Prospectus.

If you want to make an additional Purchase Payment into your Contract, we must receive the payment at our Administrative Office, in Good Order, on or before the earlier of (1) the first Contract Anniversary, (2) the 86th birthday of the oldest Owner or Annuitant, or (3) March 1, 2021. If we receive a Purchase Payment after March 1, 2021, we will reject such payment and return it to you, even if you or your financial adviser initiated the payment before March 1, 2021.

You should read this Supplement carefully and retain it with your Prospectus for future reference.

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